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Exhibit 5.1

[Simpson Thacher & Bartlett letterhead]

November 26, 2001

Applera Corporation
301 Merritt 7
Norwalk, Connecticut 06851-1070

Ladies and Gentlemen:

    We have acted as counsel to Applera Corporation, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to shares (the "Shares") of Applera Corporation—Celera Genomics Group Common Stock, par value $0.01 per share, of the Company to be issued by the Company pursuant to the Axys Pharmaceuticals, Inc. 1997 Equity Incentive Plan (the "1997 Equity Incentive Plan") to be assumed by the Company pursuant to the Agreement and Plan of Merger, dated as of June 12, 2001 (the "Merger Agreement"), among the Company, Angel Acquisition Sub, Inc., a wholly owned subsidiary of the Company, and Axys Pharmaceuticals, Inc. ("Axys"), and upon the exercise of stock options originally granted by Axys under the Axys Pharmaceuticals, Inc. 1989 Stock Option Plan and the Axys Pharmaceuticals, Inc. 1997 Non-Officer Equity Incentive Plan (together with the 1997 Equity Incentive Plan, the "Plans"), which stock options are to be assumed by the Company pursuant to the Merger Agreement.

    We have examined the Registration Statement, the Plans and the Merger Agreement and the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company.

    In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

    Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued in accordance with the terms of the Merger Agreement and either (i) the 1997 Equity Incentive Plan and the individual stock award agreements awarded in accordance with the 1997 Equity Incentive Plan (for Shares issues under that assumed 1997 Equity Incentive Plan) or (ii) the individual option agreements (for assumed options which were originally granted by Axys under the Axys Pharmaceuticals, Inc. 1989 Stock Plan or the Axys Pharmaceuticals, Inc. 1997 Non-Officer Equity Incentive Plan), the Shares will be validly issued, fully paid and nonassessable.

    We are members of the Bar of the State of New York and we do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

    We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

                      Very truly yours,

                      /s/ SIMPSON THACHER & BARTLETT

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  Exhibit 5.1